Exhibit 99.2

AEGION CORPORATION

Moderators: John Joseph Burgess and David A. Martin

February 26, 2013

9:30 a.m. ET

Operator:

Good morning and welcome to Aegion Corporation’s Fourth Quarter 2012 Earnings Call.  At this time, all participants are in a listen-only mode.  Later there will be a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this event is being recorded.

Any financial or statistical information presented during this call, including any non-GAAP information, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on Aegion’s website at www.aegion.com.

During this conference call, the company will make forward-looking statements, which are inherently subject to risks and uncertainties.  Results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.  The company does not assume the duty to update forward-looking statements.  Please use caution and do not rely on such statements.

I will now turn the call over to Joe Burgess, President and CEO of Aegion. Sir, you may begin.

John Joseph Burgess:

Thank you, and welcome to our 2012 earnings call.  With me today are David Martin, Senior Vice President and Chief Financial Officer; David Morris, Senior Vice President and General Counsel; Brian Clarke, Senior Vice President of Business Integration; and Ruben Mella, Vice President of Investor Relations and Corporate Communications.

Let me begin the call with some thoughts on how we concluded 2012 and what this means for the outlook in 2013.  2012 was a pivotal year for Aegion as we completed our first full-year with the three business platforms we created, that support our diversification strategy.  By improving our portfolio with a richer mix of products and services, we believe we have now established a strong foundation for growth.

This is our company, one dedicated to infrastructure protection.  More than 90% of our work today involves protecting pipelines in the water, wastewater, oil, gas, and mining end-markets.  Our product portfolio also includes a truly exciting and emerging technology that works not only on pipelines, but also on commercial and industrial infrastructure that requires rehabilitation or strengthening.

We delivered growth in 2012 in areas that matter most to our future, Energy and Mining, Commercial and Structural, and North American Water and Wastewater, resulting in a 50% increase in non-GAAP earnings per share; the second best earnings performance in our history.  And we have a great outlook for 2013, supported by a record backlog and a robust market environment across our technologies and services offerings, particularly in the Energy and Mining and Commercial and Structural segments.

For the year 2013, we expect diluted earnings per share of between $1.60 to $1.80 per share. We also expect cash from operations in excess of $100 million and return on invested capital of between 9% and 10%; up from 7.4% in 2012.

I will discuss the outlook in more detail after David shares some insights on our fourth quarter and full-year results. David?

David A. Martin:

Thank you, Joe, and good morning.  You’ve seen the results in the press release, so I’d like to use my time to provide some perspective on the quarter and the full-year.  Three important things standout to me; first, our Energy and Mining, Commercial and Structural, and North American Water and Wastewater businesses delivered significant operating income growth and solid margins, both in the quarter and for the full-year; second, our cash flow from operations in the quarter was $52 million, pushing our full-year operating cash flow to a record $111 million; and then third, our return on invested capital improved in the quarter, and for the full-year, it increased by 1.5%.

Now, let’s look at our segment results, beginning with Energy and Mining, which recorded another strong quarter.  Beginning with UPS, revenues in UPS increased 15% to $41 million in the quarter and gross profit rose 1.6% to $9.3 million.  The core U.S. and Canadian businesses remained strong as our customers’ maintenance programs remain a strong area of focus.  Pipe fusion and lining activity continued on the Morocco Phosphate Pipeline Project, another prime driver of the quarter’s results.  A 22.8% gross margins for the UPS business were lower year-over-year, reflecting the large size and the lower margins associated with this Morocco project.

Moving on to Corrpro, where year-over-year quarterly revenues grew 4.5% to $57.6 million. Gross profit increased to $15.3 million, representing gross profit margin of 26.6%.  Demand for our pipe integrity engineering services remains strong in Corrpro’s core North American market, accounting for the majority of the revenue and the operating income improvement.

The success of our strategy to guide this business towards our higher margin engineering services and better cost management was reflected in Corrpro’s operating margins, which increased to 14.3% in the fourth quarter and that’s up from 9.1% a year ago, before allocation of corporate expenses.

Bayou’s performance was mixed, as revenues increased 29.5% to $34.7 million. This growth was attributable primarily to coating work at New Iberia and in Canada, where our second coating line came online this winter.  Although smaller in size, our field coating services business performed very well and was a strong contributor for profitability, both in the quarter and more importantly for the full-year.

Bayou’s gross profit in the quarter was $6.7 million, which was down 18.7% from the year-ago period, when our operations in New Iberia had three high-margin concrete coating projects, which were not present during this quarter.  We also had fairly significant losses this quarter from our welding operations, mainly because of cost overruns associated with the large crane – a large crane fabrication project.  As a result, gross margins were 19.4% versus 30.9% a year ago in Bayou.

Our coating joint venture with Stupp Brothers in Baton Rouge, Louisiana, continue to deliver stellar growth and bottom-line performance. That business ended the year with record profits and, which was on the strength of significant small, medium diameter pipeline projects in the Southeast and Southwest regions of the U.S. Total revenues for this venture were $53 million, a 56% increase over 2011.  Our equity income in the quarter increased by $1 million to $1.5 million and for the full-year, equity income from this partnership was $5.4 million, a $2.7 million increase or a 100% year-over-year.

Now onto the CRTS, where revenues grew 12.7% in the quarter to $5 million.  Gross profit and margins were $1.6 million and 32.5%, respectively, which were below the typical margins, which were really attributable to the delayed Wasit project, which has very high margins.

We did not have any other significant project scheduled in the fourth quarter, mainly because of normal seasonality.  In the fourth quarter of last year, we had a number of high-margin projects in South America, which were not present this quarter.

Our fourth quarter results included a $3.1 million earn-out reversal for CRTS, Fyfe Latin America, and Hockway.  Entering the quarter, we believe these businesses had a reasonable chance of achieving the 2013 EBITDA target set forth in their respective acquisition agreements.

After completing our planning process as well as assessing the company’s current project timing and our short-term prospects, particularly the shift of the portion of the Wasit project into 2014, we determined that they were not likely to deliver their 2013 profit contributions which were contemplated, which is the last year of their earn-out agreements.  It was therefore necessary to revise the fair value of their expected outcome, resulting in the reversal.  CRTS’ reversal amounted to $2.3 million, Hockway’s was $460,000, and Fyfe Latin America’s was $366,000.

Now let’s move over to NAR, which delivered another solid quarter of performance.  NAR’s gross margins were within the expected range, given the traditional November and December slowdown for the business.  Gross margins were down sequentially from the third quarter due to this.  In addition, our Canadian operations, which performed at stronger gross margins from that of our U.S. operations, experienced severe weather conditions in November and December, impacting our overall gross margins for this business.

Our operating income performance improved dramatically, up 36% from last year, despite lower revenues in the quarter, which really comes from our commitment to bidding discipline and project management to fully drive our pre-utilization.  Third-party tube sales, an important element in our NAR strategy, were up 12.3% to $19.2 million for the full-year, with fourth quarter sales matching last year’s strong results.

Our water and wastewater results in Europe were mixed, as a result of continuing economic uncertainty and adverse weather conditions.  While most of the plant’s subsequently acquired work was completed in the quarter, delays caused slippage into the first quarter of 2013, most notably in the UK market.  We continue to have strong performance in the Netherlands, our largest contracting market.

Weather was a significant factor for a slowdown in December in several countries, primarily Switzerland.  Third-party tube sales in the quarter were down in Eastern Europe because of a slowdown in activity in some of our larger markets there.  However, sales in Western Europe picked up as we expanded our tube sales more broadly across the continent.

Turning to Asia Pacific water and wastewater, we’ve received letters of completion for two of the three legacy projects in Singapore.  These projects are now in the final inspection phase for close-out.  Work continues on the last two lines of the third and final rehabilitation project.  In addition, a round of negative change orders resulted in profitable liner installations being removed from the contract that were expected to offset some of the higher unexpected costs.

We’re working closely – very closely to close this project down and have assessed the probability of a relatively small increase in cost, which is included in our guidance.  Our Australian business improved sequentially as we began to execute on some smaller projects in Brisbane unrelated to the two recently announced contract awards totaling $8.9 million planned for the first half of 2013.  We incurred some costs in the quarter to open up and staff our new Brisbane office to support the market activity we anticipate in the Queensland region.

Let’s take a look at our Commercial and Structural segment.  Fyfe North America delivered another very solid quarter driven by strong demand for fiber wrap in the higher margin pipeline end-market.  Commercial and Structural gross margins increased to 55.8%, a positive mix towards higher margin pipeline projects primarily in North America resulted in gross margins in the mid 40% range, while certain large material sales and one-time inventory adjustment bridged to this very, very nice result.  We also began to see a more meaningful contribution from Fyfe Asia, although project timing issues pushed some of the expected 2012 activity into 2013.

Commercial and Structural operating margins including amortization of intangibles reached to 22.1% in the fourth quarter.  Operating expenses increased to $6.9 million, as we continue to invest in the capabilities which are needed to develop our high-growth end markets.  It also included operating expenses of Fyfe Asia and Latin America, which were not included in the fourth quarter 2011 results.

Our tax rate for the fourth quarter and for the full-year was 29.4% and 25.2% respectively, on a pro forma basis, excluding the acquisition related expenses. The CRTS earn-out reversal, treated as a non-taxable event, helped offset certain incremental tax impacts from various jurisdictions and higher rates.

I am most pleased with the strong improvement in cash flow from operations for this quarter and for the full-year. Our operating teams did an outstanding job with collections in the fourth quarter, which contributed to the operating cash flow of $52 million.  That strong finish to 2012 pushed us to a record $111 million in operating cash flow, attributable to factors that reflect our growth strategy; earnings growth from Energy and Mining, contributions from Commercial and Structural, strong earnings recovery in NAR, and perhaps more importantly, improvements in working capital management.  For the year, we saw $69 million swing in working capital from 2011.

Our DSOs for the full-year were down 10% from the end of 2011, because of successful cash collections in several of our longer cash cycle businesses including global water and wastewater. And as a percent of net income, our full-year cash generation efficiency was very strong at 195%.  And cash on the balance sheet grew to $134 million, up $27.5 million from last year.

Capital expenditures net of $10 million in partner payments ended the year at $36 million, with investments primarily concentrated around the enhancements of our Bayou coating capabilities in New Iberia, for deep-water thermal insulation and our coating operations in Canada to meet increasing demand.

Our debt to EBITDA ratio fell just under 2 in 2012, down from 2.4 at the end of 2011, notwithstanding borrowings we made for the acquisition of Fyfe Asia. We anticipate this ratio to continue to improve in 2013 due to continued earnings growth and amortization of our outstanding debt on our credit facility.

Let me conclude with just a few words on return on invested capital.  Return on invested capital for the year was 7.4%, up 1.5 percentage points from 2011. This positive impact from our NAR’s recovery, Energy and Mining growth, and Commercial and Structural contributions, had a very positive impact on our investor capital, but did not completely offset the lower operating income from our international water and wastewater businesses this year.  With anticipated growth we see for 2013, I believe we’re well positioned to see even better year-over-year ROIC improvement in 2013, but Joe will elaborate on that further.

So, with that report, I’ll turn over the call back to Joe.

John Joseph Burgess:

Thanks, David. Looking back on Aegion’s 2012 accomplishments, I believe we ended the year with momentum in the key areas that mean the most to our future.  Obviously, and first, backlog at the start of the year is one indicated – one indicator for the outlook we expect.  We begin 2013 with our highest backlog in history.

Second, robust energy markets and international expansion opportunities support the technologies and services we offer to protect vital pipeline assets, and that being, Energy and Mining, led by Corrpro and UPS, will again play the primary role as the driver of Aegion’s growth in 2013, building on the strength of our core North American market and significant progress associated with our efforts in the Middle East and other markets.

Third, the commercial rehabilitation market continues to grow rapidly in many parts of the world.  While the North American market will see strong growth, we expect explosive growth in Asia and our initial project awards in Latin America, accelerating the growth we expect in 2013 for this platform.

Lastly, the North American municipal wastewater market looks stable to us, with pockets of growth that we expect to result in top line growth for NAR in 2013.  We’re pleased with the progress NAR made in 2012, particularly in expanding margins.  I expect further improvement in 2013.

For the international CIPP businesses, we must hold these business units to the same standards as we do the businesses in our primary markets; be consistent, improve your margins over market characteristics, and produce cash.  If this cannot be achieved, then we must reevaluate the overall effort.  What we can – what we cannot continue to do is to let these activities that are not central to our growth and our future be a drain on our performance and ultimately your investment in Aegion.

Let me expand on a few of these points. I’m extremely pleased with our backlog going into 2013.  It’s a record $536 million, 15% greater than a year ago and 3% greater than the previous record set just one quarter earlier.  Backlog growth comes primarily from NAR and Commercial and Structural. For Energy and Mining, we’ve maintained nearly $250 million of backlog, even as work progresses on the UPS/Morocco project scheduled for completion this summer.

We’re really pleased with the Energy and Mining backlog we’re building in the Middle East, which ended 2012 at nearly $70 million, up from $42 million in 2011 and with a growing bid table.  This is a strong indication of the potential we see for this critically important region.

The operating income potential for Energy and Mining remain strong in 2013, despite a low single-digit revenue growth, because of the incremental decline in revenues related to the Morocco project.

We anticipate a mid-teens decline in revenues for UPS this year, as it completes that largest project in its history.  We expect this project to be partially replaced with higher margin work for 2013; with margin expansion anticipated from the other businesses as well we project Energy and Mining operating margins to improve to between 11% and 12% in 2013, after corporate allocations.

These projections are based in part on the quality of our backlog. Take UPS for example.  The margin supporting its $106 million backlog at year-end are 400 basis points better than they were in 2011, attributable to our core North American market where Tite Liner margins are the highest.  It also represents 30% backlog growth since the third quarter, a strong indicator for the prospects for UPS as it enters 2013.

One market I’d like to briefly highlight is the Middle East, where our investment in 2009 to build a presence is beginning to pay off, as we recently began work on projects totaling more than $21 million in Kuwait, Algeria, Bahrain, and Oman.  These projects are scheduled for completion over the next 18 months, representing a very good start for what we expect will be a growing market for our Tite Liner technology.

The outlook for Corrpro is also very strong, with backlog at year-end of $76 million. In North America, new pipeline projects and environmental and safety regulations are driving industry investment supportive of Corrpro’s pipeline integrity solutions.  Over 60% of the backlog increase in the U.S., in fact, is in engineering and other higher margin services.

In the Middle East, bid table for the Corrpower joint venture looks promising for increasing activity in 2013 as well.  For Corrpro as a whole, we expect revenue growth in the low to mid-teens and operating margins to improve an additional 100 basis points to – between 12% and 13%.

For CRTS, Wasit project finally takes center stage in 2013.  We expect the lay barge to be in the water installing the 36-inch diameter gathering lines by late spring or early summer.  Based on this schedule, we plan to complete about 70% of the remaining $23 million contract in 2013, at gross margins in excess of 50%.  The remaining offshore and onshore work should be completed in early 2014.

CRTS, of course is not solely reliant on Wasit.  Having expanded its geographic horizons, CRTS is now preparing to work on smaller but critically important projects in 2013 for major customers in Brazil, Mexico, Peru and Chile.

Finally our Bayou business in the Energy and Mining segment, the New Iberia facility remains busy with coating pipelines destined for offshore oil and gas projects in the Gulf of Mexico, which we believe will be very active over the next few years.  Backlog at New Iberia was $23.5 million at year-end, with the line of sight to another $15 million of activity that should be completed in 2013.  Our backlog includes higher-margin coating projects including concrete weighting, creating opportunities for gross margin expansion in 2013.

Our new installation facility will likely complete the qualification process by late spring or early summer.  There’s growing interest from our customers for this new capacity to service deep-water projects.  We have several bids out and it’s possible to execute the first installation projects towards the end of this year, but most likely in 2014.  In Canada, our new coating line enabled us to take on larger projects, positioning us to support revenue growth in the strong Oil Sands market and surrounding markets such as the Bakken shale play in the U.S.

As our 2012 results suggest, we greatly improved our performance in the North American water and wastewater business, establishing a foundation where we can enhance our capability to generate cash and improve return on capital.  Due in large part to a string of larger contract awards, we expect revenues to grow in the mid to high single digits in 2013.  We remain focused on excellent project management and bidding discipline to increase gross margins currently in the low 20% range and deliver operating margins in the high single digits.

In terms of project activity, CIPP lining and installation continues as planned on the large diameter Trinity River Authority project in Dallas, with completion expected this summer.  About that time, we will begin lining 50 miles of small and medium diameter wastewater pipelines in Baltimore, valued at approximately $30 million, to be completed over the next 18 months to 24 months.

Overall NAR project wins were up in 2012, with pricing and gross margins within our target range and we increased the amount of non-bid work we do with many of our customers.  The result is a very solid backlog of $185 million entering 2013, with a slightly richer mix of medium and large diameter work.  We anticipate a stable, slightly growing bid table in 2013.

We have a strong sense of urgency in 2013 to get our international CIPP businesses to the same performance standards we demand from all of our operations.  Our European results reflect weak economic conditions requiring us to further scrutinize markets, where it make sense for us to perform contracting and installation, while growing third party tube sales in other markets at attractive manufacturing margins.

Our European backlog stands at $24 million with contracting activity focused in the Netherlands, UK, Switzerland and France.  While competitive, these markets remain fairly stable, and when you include third party tube sales, we have confidence in our ability to deliver improved performance with operating income in the range of $3 million to $4 million, up from $2 million in 2012.

In our Asia Pacific water and wastewater business, our objective is to deliver breakeven or slight operating profit in 2013.  The completion of the Singapore projects, as David described, will go to a long way to achieving this objective.  We’ve adjusted our strategy in the region focusing on a few contracting markets, where we understand and can manage the risks associated with those markets while building out our third party tube business in other countries.

I am encouraged by our outlook for contracting work in Australia, where our backlog in Brisbane and other markets outside of Sydney were more than adequate to help build momentum for the Asia-Pacific business, and Australia specifically.

In Kuala Lumpur, CIPP lining work has begun two contracts worth over $9 million, scheduled for completion by early 2014.

I believe we’ve recently made significant improvements in our operating approach in India, including moving in a different direction from our prior joint venture partner.  There are significant municipal sewerage pipeline rehabilitation bids approaching in several key spend markets in India, and we will take a very proactive and pragmatic approach to our pricing and operating strategy surrounding these opportunities.  Any project awards would be above and beyond what we have reflected in our guidance.

We understand the risk given our past experience, I won’t promise on projects in these markets until we are certain of the ultimate outcome.  Having said that, I continue to believe this market can be attractive to us in the long-term, and we will use the appropriate judgment as to how to manage our risks and opportunities.

Finally, in these markets we’ve assembled an international support team, made up of some of our best people across functional disciplines, to ensure we achieve the results we expect going forward.

With the 2012 acquisitions of Fyfe Asia and Fyfe Latin America, we’re poised to see Commercial and Structural revenues grow roughly 30% in 2013 at gross margins greater than 40% and operating margins in the mid to high teens.  Global backlog was $50.8 million at the end of 2012, up 9% from the third quarter of 2012.

We had a very strong year in the North American pipeline market, the highest margin segment among the end-markets we serve and the one with the most mature sales and business development structure.  Based on the number of proposals now out, I believe the outlook in 2013 supports further growth. The same is true for the building and transportation end-markets.  The investments we are making to increase our capabilities in these segments should translate into greater project activity this year.

Internationally, there is considerable future capital spend potential for pressure pipe rehabilitation in Hong Kong.  I view the $21 million multi-year pressure pipeline work now underway as a start to tapping this potential.  We are proceeding with fiber wrap certification in Japan, where the seismic market there holds great promise to become a sizable market for structural strengthening and rehabilitation.

Fiber wrap is already certified for structural strength equivalency in Tokyo.  We are also creating a framework for sharing our country-specific end-market expertise to efficiently expand our opportunities throughout Asia Pacific, including emerging markets in Indonesia and Malaysia.

Our pipeline experience in Hong Kong, for example, can be exploited to open this end-market in other countries.  We can also use our expertise to develop seismic protection markets in places such as Indonesia.  In Latin America, we are pursuing opportunities in Chile, Peru and Mexico, across several growing end-markets including pipelines, waterfront infrastructure and transportation rehabilitation.  In each case, we are making investments intended to rapidly enhance our ability to enter and develop critical end-markets globally.

I’ve spoken a lot about investment in these last few paragraphs, we’ve been very transparent about the investment needed to accelerate the pace of earnings growth and improve returns.  In addition to the investments I’ve just described in the Commercial and Structural platform, we’re also investing for growth in Corrpro and UPS, primarily for the Middle East market.  Internally, we’re also investing to improve our project management capabilities by adding more talent and making appropriate investments in IT systems to enhance our sales effort, operations management, and human resources.

One of the hallmarks of a successful company is its ability to create synergies.  We’re committed to that objective, and are beginning to pursue initiatives to unlock synergies we believe will support our revenue and margin growth aspirations.  This includes expanded cross-selling efforts and sharing best practices across our operations.  One effort that I believe has great potential is initiative we’ve just begun, to pull the R&D resources across our platforms and across the company to enhance new product development and productivity improvements for our manufacturing operations.

Our company remains committed to growing return on invested capital.  As I discussed earlier, we expect dramatic improvements in operating income from our international CIPP operations in 2013, and the start of a multi-year process to get back to where this segment needs to be in terms of ROIC contribution.

Long-term, Aegion is committed to achieving 15% ROIC through organic growth; a goal I believe is achievable over our near-term planning horizon.  Short-term, I believe we’ll consistently improve ROIC by 100 basis points to 200 basis points annually, with the potential for even greater improvement in 2013.

So, when we put the pieces together, we believe we have a very compelling story to offer for 2013 and beyond.  In 2013, earnings per share, we predict will be in the range of $1.60 per share to $1.80 per share. The range again reflects the project schedule variability, typically seen in our businesses.

As we look to the seasonality of our earnings generation in 2013, first quarter is shaping up to be the normal low quarter for the year.  No other major projects have commenced this quarter other than the continuation of the UPS/Morocco project.  And we’ve had some weather issues in January and February affecting our installation activity in various markets, which might push some more into the second quarter.

At the beginning of this call, I shared with you who we’ve become. Over 90% of our revenues, greater than $900 million, are dedicated to preserving pipeline assets, where the effects of corrosion and abrasion can be very costly to our customers and the environment.  It’s pretty simple, we protect pipes.

Through our diversified portfolio of technologies and services, we’re becoming a one-stop shop for customers, large and small, in the water, wastewater, oil, gas and mining markets globally.  But it doesn’t end there, we have a developing platform dedicated to the rehabilitation and strengthening of commercial structures across critical end-markets, most importantly buildings, bridges as well as other infrastructure.

Fiber wrap utilizes what we already know about manufacturing resin science and structural integrity to preserve assets across a variety of purposes.  We are not a complex story. We offer a growing customer base, a diversified portfolio of engineered solutions to the most pressing problems they face over the life of their most important assets.  I think the even better news is we’re just getting started, realizing the potential of our company.

And with that, I’ll turn the call back over to the operator for the Q&A session and thank you in advance for your continued interest in Aegion.

Operator:	Thank you. [Operator Instructions]

The first question is from Eric Stine of Craig-Hallum. Please go ahead.

Eric Stine:	Good morning, guys. Thanks for taking my questions.

David Martin:	Good morning.

Eric Stine:

I was wondering just if we could start with Asia Pacific, just given how that played out in 2012.  Just these two projects, it sounds like you’re in final stages, what’s your confidence that those don’t drag on and impact the business more here in 2013?  And then curious about the third project as well?

Joe Burgess:

Well the first two, of course, we – David mentioned, we have certificates of completion, so those are done.  The third one has a little bit more work that we think will be completed, I guess, by April at the latest.  And we have included some cost in the guidance discussion that we issued earlier.

Eric Stine:	Got it. The first two, those are done. There is no potential that those will linger anymore?

Joe Burgess:	That’s correct.

Eric Stine:

That’s correct. Okay. Good.  Maybe just turning to India, given the history in that country as well, I’m just curious if you could provide a little more clarity into how you’re going to approach that market, and how you’d safeguard – you know, just protect it against what has happened in the past as well?

Joe Burgess:

Okay. I don’t want to take up all of our time, but I think it is important to answer that question.  I have to give you a little bit – I have to remind ourselves of the history.  The bulk of the work that was awarded in India was awarded way back in 2007, and it was awarded under open bidding tenders that were really not specifically related – that were not related to CIPP.  So we took those tenders really as a market penetration strategy, and you’ll recall, as we got into more specific negotiations with that client, lost a few battles over tube thickness which grew greatly and increased resin pricing, and surprised to say there were also not adequate protections on delays related to the client and how those would impact our own kind of fixed cost schedule.

Our operating capability in India, in my view and the view of our operating experts within the country and within our global system was actually pretty good. So we have a fair amount of confidence that we can execute there, but we certainly have to do a much better job and that’s been the focus of our efforts as we develop new contract opportunities, to make them very CIPP specific, and to have a lot of both the operating and commercial protections that are very standard for us and other parts of the world.

So I would say that’s the main difference. As I alluded to in my remarks, I would say the second difference would be the very, very and much more rigorous attachment of any new bidding that we do, really across anywhere in Asia-Pacific, to what we believe is the company strength, which is our estimating and project management capability.

And so we certainly put together an expert team that sits on that to make sure that we have the proper protections in place, and have priced and costed those jobs correctly within what we now understand to be the actual timetable of implementation in India.  And then of course, as I’ve said before, we don’t – we really have a one-project approach to that business.  So if we’re awarded a project for $10 million in the near-term, 3 month to 6 month work is $2 million, we’re going to approach that as a $2 million project and go execute it and be finished. And I think those are the key differences there.

Eric Stine:	Okay.

Joe Burgess:

But, as I said in my – as I said in my remarks, each one of those has to be evaluated really before you launch. And, at the end of the day, I would say we have a double-headed approach there to where we are certainly looking at installation if we think we can do the work and be profitable.  But, we also have a backup plan to just provide technical service in tube – and so if we don’t feel like we have – we’re pristine on commercial terms and have a proper understanding of the operating risk, then you’ll see us to fall to the – to plan B.

Eric Stine:

Okay, got it. And, maybe just turning to Energy and Mining, this is kind of a high-level question, but you’ve been talking about your goal to get the recurring mix, kind of to the 65% to 70% range, I think today it’s probably 40% to 45%.

Joe Burgess:	Right.

Eric Stine:	Just wondering where you feel like you stand in that process and is that going to be organic, by acquisition or a combination of both?

Joe Burgess:

Well, I think in 2013, we predicted the low to mid-teens growth for Corrpro, which would push us close to, maybe just slightly north of 50%, of our revenues as being recurring out of – out of the segment, but I’ve to do the math on UPS’s backlog mix for 2013, because the mix of that is – some of that – some of the UPS’s backlog relates to new pipeline.  So, certainly on the organic side, we think we could make significant annual strides on that.  But as we’ve said in some previous – some previous conversations, we also see some product and service augmentation that can be done in Corrpro’s pipeline inspection and pipeline integrity business, which we would also view as recurring, and we remain active in the marketplace looking to do that.

Eric Stine:

Got it. Okay. Just one more from me, just in Bayou, just curious your location there in New Iberia, do you feel like that gives you a leg up as far as coating potential for Sabine pass and some of the other potential LNG export projects going forward?

Joe Burgess:	It certainly should.

Eric Stine:	All right. Thanks a lot.

Operator:	The next question is from Arnold Ursaner of CJS Securities. Please go ahead.

Arnie Ursaner:	Hi, good morning. My first question relates to the margin you have this quarter in Fyfe. Was there any one-time or unusual item that got you to the mid-50%s margins?

David Martin:

Yeah, the – this is David. We – I did mention in my remarks, a little bit of an inventory adjustment this quarter.  It wasn’t the primary factor, but it was – it certainly did contribute to that.  It was a mid-40%s margin, from the regular part of the business; we had some higher margin material sales that helped impact it as well as this inventory adjustment.

Arnie Ursaner:

Okay.  And following on Fyfe, your growth rate, if I have done my math right, in Q4 the organic growth was sort of low double-digit, slower than you’ve been having, and you did mention, Joe, in your prepared remarks, you think you’ll have 30% growth in 2013.  Was there a factor that caused some slowdown in the growth trends in Q4?  And maybe talk about why you’re so encouraged about the upcoming year?

Joe Burgess:

Well, Fyfe is – I think you’ll see as we get some additional experience with it, that it does have some seasonality in it.  Certainly the pipeline business is an external contracting business, much like our North American business.  So, you do see some slowdowns, really once you get within a week of Thanksgiving as the weather turns and people get on vacation.  The Fyfe business is also relatively new.  So I think we’re also gaining some experience in managing a stronger production orientation culture within that business as opposed to the way they viewed production under private ownership.

But I think I’ll just go back to – we did see backlog growth, much of the large number backlog growth was due to adding, of course the backlog in Asia.  But the US backlog is – the North American backlog, I should say, is strong and the bid tables robust.  So we feel very good about the growth prospects. And of course that bid table remains robust from a gross margin profile.  So we expect with that level of growth, that the operating margin for that business, as we get through 2013 and 2014, will start to be very impressive.

Arnie Ursaner:

Okay.  My final question, if I adjust out the adjustments you’ve made for performance incentives that – performance measurements that weren’t met, which were about $0.20 in 2012, if I take a base number of $1.20 or so and I look at your guidance of $1.60 per share to $1.80 per share, you’re implying 33% to 50% earnings growth.  And I know you probably have covered all of the factors in your prepared remarks which were very extensive, but maybe take a step back and highlight the two or three, four factors that you believe will be the key drivers of that substantial growth?

Joe Burgess:

Sure, well, I guess the first – you’re right, the earn-out reversal is $0.20, and then we also – we also think, as you go from 2012 to 2013, you’ve another $0.04, $0.05 just in the impacts downward of incremental revenue and profitability out of the Morocco situation.  But, I think, you add to that, getting our Asia Pacific wastewater business to breakeven, which is essentially $0.20 a share in and of itself, the Wasit project we think conservatively in 2013 will contribute $0.10, C&S, with 30% growth there which has been somewhat offset in 2013 by OpEx investments that we’re making.  And I made a remark earlier that the pipeline business in C&S has a level of maturity in the sales and engineering functions that we need to enhance certainly on the building strengthening side of that business.  So there’ll be some investments there.  But netted those together, I think we’ll see an additional contribution of $0.07 to $0.08 out of the C&S platform.

North American wastewater business should – we think will do better, both – with some modest increases in revenue which I described in my remarks, and we think we’ll see some continued margin expansion, so we put that at between 5% to 7% depending on how the market – on how the market turns out, and then of course as I described, while UPS revenues will go down, we believe their margins will go up.  And we expect a very, very strong year out of Corrpro.  So, certainly we expect E&M platform to contribute between 15% and 20% – $0.15 to $0.20 on the upside next year, based on 2012 remarks.  So that would be a quick bridge.

Arnie Ursaner:	Perfect, thank you.

Operator:	The next question is from Liam Burke of Janney Capital Markets. Please go ahead.

Liam Burke:	Morning, Joe. Good morning, David.

Joe Burgess:	Good morning, Liam.

David Martin:	Good morning.

Liam Burke:

Joe, if we could talk about Europe for a moment, backlog is down a little sequentially, up year-over-year, I guess stable is a popular term, but could you give us a sense by region or by country, where you see softness and where you see strength or lack of weakness, I guess?

Joe Burgess:

Yeah.  Lack of weakness would probably be a better term. And we see that really in the Netherlands and the UK.  The UK was a bit of a frustration for us this year, because we kind of continue to have investments that we’ve seen pretty consistently as they cycle through their five-year regulatory cycle, that were consistently deferred, although some of that work had started to show up at the end of the year and we think we’ll get into it in the spring.

Netherlands has been pretty consistent.  France inconsistent, and that’s been a difficult contracting environment for us in the past.  So, we certainly have a lot of scrutiny on that.  Tube sale situation has been, I would say robust from an activity level, but we’ve been not as consistent as we would like in being able to translate those into actual booked orders.  So we’ve seen good progress in that business, particularly as we made inroads into Russia and to Eastern Europe, but our activity level translation rate into actual orders slowed in the back half of the year over frankly what we would have predicted based on the momentum we saw in the first half.

So, when we put all of that stuff together, we think we’ll do better in the UK, we think we’ll do modestly better in the Netherlands.  We do expect some uptick on the tube side.  So modestly better in Europe for 2013.  But not really – not really based on any overarching improvement in the state of affairs on the continent.  Just that we think we’ll, we’ll squeeze some improvement on the tube sales and then probably do better in the – a little bit better in our primary contracting markets in the UK and Netherlands.

Liam Burke:	Great. Thanks, Joe. David, you mentioned investments in 2013, how would that relate to CapEx and how would it increase above your normal maintenance level?

David Martin:

If you look at our 2012 CapEx, it was about $47 million prior to any partner contributions, which is shown in financing.  I expect that our CapEx this year will be down because certainly those two projects are coming to a close, that were the primary drivers of the increase.  So I expect overall capital expenditures to be between $35 million and $40 million this year. And that’s about $7 million or $8 million higher than what our depreciation is, and that still continues areas of investment in the Energy and Mining platform for growth.

Joe Burgess:	Fyfe [indiscernible] (48:16).

David Martin:	And a little bit in Fyfe as well, to develop their operating capability.

Liam Burke:	Great. Thank you.

Operator:	[Operator Instructions] The next question is from Noelle Dilts of Stifel. Please go ahead.

Noelle Dilts:	Hi, Joe and David.

Joe Burgess:	Hi.

David Martin:	Good morning.

Noelle Dilts:

I want to just to dig into Bayou a little bit more, first could you describe and or maybe quantify how big this loss was on this welding project?  It just doesn’t seem like a real core piece of the Bayou business, so I’d just like to understand it a little bit better?

David Martin:

Yeah, Noelle, this is David.  During the 2013, our welding operation, and you’re right, it is a small part of our business.  We had some losses as we had a fabrication project for a crane.  It didn’t go very well at all and it cost us about $1 million.

Noelle Dilts:

Okay.  And then, looking at the progress on the new insulation facility that you’re looking at bringing online, I think previously you’ve expressed some, maybe hope or optimism that you might be able to start producing at that facility by – in mid-2013. It now sounds like that’s pushed out a bit to 2014 or late 2013.  Can you just talk about what’s driving that push out?

Joe Burgess:

It’s taking us a little bit longer to get certified with the – with the offshore clients that we anticipated. The actual construction schedule facility was, I would say within six weeks of the schedule.  But then the process of course is – we have to do internal testing, which means coat a fair amount of pipe and then cut it and analyze it internally.  Then we have to send it out to external labs that are used jointly by both ourselves and our customers, satisfy ourselves that we’re ready and then send it – do some independent tests which are essentially managed by the large integrated players in the Gulf.  And we’re in that process, we’re in that process now.

I would say another issue that’s contributing to it is, we felt going into it that we would be able to – there’s multiple products in this insulation process and we’re essentially having to test them in sequence rather than at the same time.

So it’s just taking us a few more months and we originally felt like we would be up and ready and capable by April, May, it now looks to us like a June, July situation, and then we have to book some orders.  So...

Noelle Dilts:	Okay.

Joe Burgess:	With what we know about lead times in Bayou, that’s a formula for being in 2014.

Noelle Dilts:	Okay. And then if you had to say, at Bayou, could you – what’s built into your expectations in terms of how much offshore work you think you’ll do in 2013 versus 2012?

Joe Burgess:	Almost all of the work is 2013 – excuse me, offshore related.

Noelle Dilts:	Okay.

Joe Burgess:

I’m not aware.  Now where most of the onshore that we’re doing, is actually funneling through the BTR operation, which we see in our equity earnings and as David described in his remarks, has had a great year.  But it’s just worked out logistically and from a capacity utilization standpoint that a lot of that work is run through the other coating operation.

Noelle Dilts:

Okay.  And then just one – shifting gears to NAR, could you just comment on if you’re beginning to see a shift back toward larger-diameter work in the market or if you’re still seeing a lot of small-diameter work.

Joe Burgess:

I would have to say that even if I felt that was happening, you would not get me to admit it, just because, it’s been an issue in the past.  We do see really on the – but really on the basis of some larger awards that have had a higher mix of medium-diameter and some large-diameter work, a better mix overall for the company and for that division, and that’s a good thing.  But there’s nothing, and I think I’ve said this before; everything that you end up concluding about the wastewater market in North America is really just additive of each of the individual projects that go out.

So if you have some large projects that have some medium diameter and large diameter and you win them, it alters your mix.  But there’s nothing that that says specifically about the market changing back towards medium or large diameter.  It’s just really about what the communities decided to do, where they are in terms of administering their consent decrees.  It’s not a market dynamic.  It’s just based on the projects that are out in the marketplace and what we’ve been able to win.  Good news for us in 2013 is we’ve won some big – we’ve won some large-scale work that has a better mix.

Noelle Dilts:	Great. Thanks so much.

Joe Burgess:	You’re welcome.

Operator:	The next question is from Gerry Sweeney of Boenning, please go ahead.

Joe Burgess:	Hello, good morning.

Gerry Sweeney:	Hi, are you guys there?

Joe Burgess:	We are.

David Martin:	Yup.

Joe Burgess:	Gerry, are you there?

Operator:	Mr. Sweeney you may want to check your mute button.

Gerry Sweeney:	Is that working?

Joe Burgess:	We can hear you now.

Gerry Sweeney:

I apologize, it’s my phone.  Doing some work on the Middle East, on some ancillary companies or ancillary areas, it’s starting to feel, this appears to be more interesting, some offshore drilling, some more capital spend in the oil and gas space, I’m curious to see if you’re seeing any of that and what the impact would have for you guys in terms of maybe getting additional work of rolling into some – some of the products into that region?

Joe Burgess:

Well, as I think my remarks indicated, we’re overall pretty bullish about the Middle East.  I mean, we – we really did not have any activity in that region prior to 2009, other than maybe the occasional parachute in and work for a bit and then parachute out.  So, having made an investment to open an office across the E&M platform, I think we ended the year with approaching $70 million in backlog, primarily associated with, obviously the Wasit project, the remaining portions of the Wasit project would be counted, but also nice backlog positions for both Corrpro, largely based in Kuwait, and UPS as I described, based across – and this is pretty exciting, four or five different countries.

And when you work in a country really that means that you’ve kind of finally could pass muster with whatever the national oil company is there and that gives you an opportunity to drive your services and technologies, as a matter of specification, for future work in those markets.

So, pretty bullish on it, and we see continued spend, certainly in Kuwait and in the Kingdom, and then in some of the lesser markets related to Bahrain and the Emirates.  I think we mentioned we have some first work in Algeria, and of course, we have not been able to kind of expand on our Moroccan efforts, but that certainly gives us a foothold in that market for both mining and hopefully we can take it to natural gas.  So we think this is going to be a very sizeable market for us.

Gerry Sweeney:	Yeah, I mean, is that a function...

Joe Burgess:	We’ve done well as an execution matter as well. So -

Gerry Sweeney:

Yeah. I mean, but when you take a look at it, I mean, would you describe – was that more of you creating a presence in the market and – or which will drive growth in itself, like what are you seeing in terms of the opportunities, is that expanding, is there more spend there that could go in conjunction with that presence in the market?

David Martin:

Well, I think spend is expanding to us certainly in Kuwait, and Saudi.  I would say it’s – we would expect it to be relatively flat in the Emirates.  And we’ve certainly picked up nice project activity in Oman, which is a smaller market. And I would say we’re early days, we have project activity in North Africa,  which we run out of that particularly geography, but we certainly see spend expanding there as well.

Gerry Sweeney:

And then one question on the Morocco, UPS project.  That’s a JV, so technically where you have the majority, I think so you’re going to have a larger hit on the revenue side, but then basically half as much hit on the, I guess, the equity because you’re only going to be sending half of the – you’re sending out half of the earnings anyhow, is that correct?

David Martin:	That’s correct.

Gerry Sweeney:	Okay. All right. That’s all. Thank you very much.

David Martin:	Thank you.

Operator:	The next question is from David Rose of Wedbush. Please go ahead.

David Rose:

Good morning. I have a couple of quick questions hopefully.  First is, looking at NAR and the backlog that you have, you hadn’t been this high since 2010, at which point you had roughly a dozen more crews.  So maybe you can help us understand how you managed the business, you’re much more efficient now.  So I think that’s appreciated.

But maybe you can walk us through your thinking in terms of how you managed that backlog and how it works through the rest of the year, because the implication is that your revenues are going to be up in the single-digit range for NAR, and then that’s despite an enormous increase in backlog.  So maybe you can help reconcile those two things.  One is the crew, how you managed? Secondly, is how you think about backlog progressing throughout the year?

Joe Burgess:

Well in terms of the crews, I would say that – I would say adding a crew in our North American business is one of the highest bars we have, because the company has not – has had not had much success in managing with much agility through the fixed cost implications of going through significant – any significant level of crews.

So, what we’re tending to do is instead looking to move crews around, whether that’s temporary or permanent.  I think you’ve seen a lot more of that, kind of underneath the surface of our performance in NAR, rather than being – being very, very quick to add crews.

And, David, you and I had this conversation, I think we probably missed this a bit during the stimulus period, where we felt like investment in the wastewater pipeline works would stick, and we had some crews that ended up being stranded.  So that’s the first thing. So, you might see us as we look at where our backlog is geographically, we’re looking very, very hard to – we’re looking very, very had to make sure that we have that placed right, and that means downing the crew in Southwest in favor of two more crews in Baltimore, then – that’s what we’re doing.

If I looked at 8% to 9% revenue growth in big picture, I would doubt that we can – that we could achieve that with our current 55 crew configuration.  So you might be looking at plus one or plus two as we go through – as we go through the year.  Is that what you were interested in?

David Rose:	Yeah, and then – and I’m assuming some of this backlog, I think you commented some of this backlog goes into 2014.

Joe Burgess:	Yeah.

David Rose:

As in the case of Baltimore, Maryland.  So when we look at the conversion rates, that’s going to change a little bit versus historical level.  So how do we think about the backlog or the revenues progressing throughout the year?

Joe Burgess:

We see a pretty good – we see a pretty good bid table in NAR.  So again it would be a function of kind of what work we want, I mean, hopefully you’re gaining an appreciation that we’re a little more selective about the work that we want as opposed to the last few years.  So if we saw good margin work that would support maintenance of that backlog level, that’s what we do.  If we didn’t, as we go through the year, we take some other steps.

David Rose:	Okay.

Joe Burgess:

Generally though I wouldn’t expect, I would not expect significant growth in the backlog position of the North American business, just as we go through the year.  So I would think – I would predict it normal, probably down a bit in the first quarter, because that’s a slow – that’s certainly a slow bid time and then you start to recapture that in the second and the third quarter as you get in both the heavy activity of the bid season as well as the construction season, and then that tends to moderate in the fourth quarter.  But I would say it would be mostly around this level.

David Rose:

Okay, that’s helpful. And then on Asia, real quickly in the third quarter conference call, you had indicated that you expected the losses in Asia to be modest.  They were more significant than you anticipated.  Can you provide us a little bit more comfort in terms of better understanding risk management?  What might be the issues that you see with Wasit project and then with execution in Hong Kong, as we start to think about executing internationally and your visibility internationally?

Joe Burgess:

Okay.  Well, as David mentioned, the two of the three projects in Singapore, just taking that first, were closed out.  So they are essentially done. We accepted a certificate of completion which basically gives – just basically means you’re done, neither party can go back at the other.  So we give up any potential for claims that we might have just to kind of be done with it.

The third one, we’re finishing out.  We did a little worse in the fourth quarter, because we actually had some lines that we thought we could make some money on, but those have kind of been negotiated out as we finish.  And as David said, we think we have a little bit additional exposure, but that’s reflected in our guidance numbers for 2013.

I mean if you go to the other markets, you asked about Wasit specifically, I can just tell you that other than the timing where we get kind of paid, we get paid the standby rate, while we’re doing some onshore work.  We really can’t – we really can’t do what we do until we get on the barge.  We think – we’re pretty confident we have this priced right, I would just ask you to recall that the Wasit project – and this is prior to our ownership at CRTS of course, had a predecessor project on a smaller scale that used the exact same technology and actually achieved a higher margin profile.

So we think we’re pretty conservative, based on the production rates that we have priced.  And so of course you think about this in terms of how quickly can you do what we do, which is inspect and then weld – excuse me, inspect the weld and then coat and then get it off the back of the barge.  And we think that the margins, the way we have it priced in the margin profile is fair, based on the productivity rates that we’ve, that we’ve already achieved on the predecessor project, and our view is we’re better than we’ve been – we’re better now than we were then.  So we expect that project to be very successful.

David Rose:	And Fyfe Hong Kong.

Joe Burgess:

Well, Fyfe Hong Kong is a – we have two issues in Hong Kong.  We have our wastewater operation which is kind of a breakeven operation, and then you have Fyfe Hong Kong which has been highly profitable under the private ownership.  And now as they are targeting and bidding larger work, we expect them to be even more so as they achieve scale.  But I’m not aware in due diligence or certainly in our eight or nine month association of any operating hiccups at all.  I’m staring at Brian Clarke who runs the businesses.

Brian Clarke:	Not at all.

Joe Burgess:	So it’s a – we expect those to be highly profitable projects.

David Rose:	Okay. Great. Thank you very much.

Joe Burgess:	You’re welcome.

David Martin.	Thank you.

Operator:	I would now like to turn the call back to Mr. Joe Burgess for any further remarks.

Joe Burgess:

Okay. Well, thank you very much.  I’ll just reiterate what I said. I mean, this was an exciting year for us, not without some turbulence as we’ve discussed some issues, but an exciting year as in my view it represents the – our first full year with basically the company that we sort out in early 2009 to put together, which we think operate – offers really a one stop-shop, as people focus primarily on their pipeline issues for corrosion and abrasion prevention and rehabilitation.  But as I mentioned, we also have – we have some exciting technologies that we think can take us to other areas as well. So, we feel like we’re positioned for a very strong 2013 and certainly appreciate your continued interest in Aegion and we’ll be talking to you soon.  Thank you.

Operator:	Ladies and gentlemen, thank you for participating in today’s program. This does conclude the event and you may all disconnect. Everyone have a good day.

END